Form of 1st Amended and Restated Appendix A
to the
OPERATING EXPENSES LIMITATION AGREEMENT
BETWEEN
 INVESTMENT MANAGERS SERIES TRUST
AND
LIBERTY STREET ADVISORS, INC.

Fund (and Class, as applicable)	Annual Operating Expense Limit	Effective Date

Robinson Opportunistic Income Fund
Class A	1.60%	12/31/2015
Class T	1.60%	05/01/2017
Class C	2.35%	12/31/2015
Institutional Class	1.35%	12/31/2015

Amended and approved by the Board on March 16, 2017.
Agreed and accepted this ____ day of ____________, 2017.

INVESTMENT MANAGERS SERIES TRUST	LIBERTY STREET ADVISORS, INC.

By:	By:
Print Name:	Print Name:
Title:	Title: